EXHIBIT 99.1

                       [LETTERHEAD OF CORE LABORATORIES]

FOR IMMEDIATE RELEASE                             For more information, contact:
                                          Richard Bergmark, 713-329-7403 (phone)
                                                              713-939-8295 (fax)

CORE LABORATORIES ACQUIRES SAYBOLT

HOUSTON (May 12, 1997) -- Core Laboratories N.V. announced that it has acquired Saybolt International B.V. for $67 million in cash and the assumption of approximately $5 million of net debt. Saybolt, a privately held company with 1996 revenues of approximately $100 million, provides field and analytical services used to characterize crude oil and its derivatives. Combined, the companies will offer petroleum oilfield services from over 70 offices in 50 countries and locally serve every major petroleum producing province in the world.

"Our client-driven business strategies of adding technologies and services to further leverage our global presence should lead to accelerated growth," said David M. Demshur, President and CEO of Core Laboratories. "Saybolt, with 24 offices in the Commonwealth of Independent States, provides the operating experience and base from which Core can offer reservoir description and production management services that are in increasing demand, especially in the southern Caspian Sea area," Demshur added.

Although the acquisition will provide greater growth opportunities to both companies, there will be consolidation savings at both the operating and administrative levels. Several field offices will be combined and Saybolt's Western Hemisphere administrative functions will be moved from Parsippany, New Jersey to Houston, Texas. The total consolidation savings could exceed $3.0 million. "This acquisition is expected to be accretive to our 1997 operational earnings," said Richard L. Bergmark, CFO and Treasurer of Core Laboratories. "We have arranged financing for this transaction on attractive terms which should preclude the need to seek additional equity capital through a secondary offering at this time," Bergmark added.

"We will be better able to service our clients and offer a more complete package of services," said Erik Pluimers, President and CEO of Saybolt. "Exchanging technology and increasing technical interaction of our senior engineers and scientists should lead to a new series of related services as we go forward. We are very encouraged about the future," Pluimers added.
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Core Laboratories N.V. (NASDAQ - NNM: CRLBF) is one of the world's leading providers of petroleum reservoir description data and production management services for maximizing hydrocarbon recovery from new and existing fields. The company is the world's largest provider of petroleum reservoir rock and fluids analyses and multidisciplinary reservoir description studies. Core is also a leading provider of field services evaluating the efficiencies of well completions and stimulations and the effectiveness of enhanced oil recovery projects. In addition, the Company manufactures and sells petroleum reservoir rock and fluid analysis instrumentation and other integrated systems. The Company's forecasts and projections herein are subject to various important cautionary factors as more fully described in Core Laboratories 1996 10-K and in other securities filings.

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